UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2017 (August 22, 2017)

On Assignment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26745 Malibu Hills Road, Calabasas, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement

On August 22, 2017, On Assignment, Inc., a Delaware corporation (the “Company”), entered into an amendment (the “Amendment”) to its credit agreement with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the lenders party thereto. The Amendment decreased the interest rate on the term B loan facility by 25 basis points to LIBOR plus 2.00 percent. As of the closing date of the Amendment, the amended credit agreement consists of: (i) a $594.0 million term B loan facility which matures on June 5, 2022; and (ii) a $200.0 million revolving loan facility which matures on February 21, 2022. The Company paid customary fees and expenses associated with the transaction.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits

10.1
Third Amendment to the Second Amended and Restated Credit Agreement, dated as of August 22, 2017, among the Company, as Borrower, Wells Fargo, as Administrative Agent, and the other lenders party thereto

SIGNATURE

According to the requirements of the Securities Exchange Act, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 28, 2017.

On Assignment, Inc.

/s/ Jennifer Hankes Painter
By: Jennifer Hankes Painter
Its: SVP, Chief Legal Officer and Secretary